Exhibit 10.2

USA Mobility, Inc.

2010 Short-Term Incentive Plan

(Effective January 1, 2010)

I.	Effective Date. The USA Mobility, Inc. 2010 Short-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of USA Mobility, Inc., a Delaware corporation (the “Company”), on February 9, 2010. The Plan is effective as of January 1, 2010 and supersedes and replaces all former management short-term incentive plans other than the 2009 Short-Term Incentive Plan.

II.	Purpose. The Plan is designed to attract, motivate, retain and reward key employees. The Plan rewards key employees by allowing them to receive cash bonuses based on how well the Company performs against the performance objectives selected by the Board and set forth in Exhibit A (the “Performance Objectives”). In order for bonuses to be earned and paid, the Company must meet the Performance Objectives on or before December 31, 2010. If the Performance Objectives are not met on or before December 31, 2010, no bonuses will be paid.

III.	Eligibility. Participation in the Plan is limited to those key employees who are selected for participation in the Plan by the Board, in its sole discretion (each such individual, a “Participant”). Individuals selected by the Board to participate as of January 1, 2010 are listed on Exhibit B. Newly hired or promoted employees who are selected to participate in the Plan after January 1, 2010 but before October 1, 2010 will participate in the Plan on a prorated basis based on the number of days worked during the performance period after becoming bonus eligible. Employees who are newly hired or promoted on or after October 1, 2010 will not be eligible to participate in the Plan.

IV.	Target Bonus. The target bonus for each Participant is based on a percentage of the Participant’s annual (or prorated, if applicable) salary as of January 1, 2010 (or date of hire or promotion to an eligible position, if later). The applicable percentage is determined by the Compensation Committee, in its sole discretion, and need not be identical among Participants. The earned bonus may be greater than or less than the target bonus depending on the level at which the Performance Objectives are attained.

V.	Payment of Earned Bonus.

A.	Except as provided herein, each earned bonus under the Plan will be calculated based on the attainment of the Performance Objectives and will be paid in a lump sum (subject to any required withholding for income and employment taxes) after the 2009 annual audit has been completed and the Company’s annual report on Form 10K has been filed with the Securities and Exchange Commission but in no event later than December 31, 2011.

B.

If the Participant involuntarily Separates from Service without Cause or due to disability or dies prior to December 31, 2010, he or she will be eligible to receive a prorated bonus provided that the Company is on track to attain the Performance Objectives as reasonably determined by the Compensation Committee and provided further that, in the event Participant involuntarily Separates from Service without Cause, he or she has executed a release, any waiting period in connection with such release has expired, he or she has not exercised any rights to revoke the release and he or she has followed any other applicable and customary termination procedures, as determined by the Company in its sole discretion. The bonus will be prorated to the date of Participant’s Separation from Service or death, calculated as follows: one-hundred percent (100%) of a Participant’s target bonus will be multiplied by a fraction, the numerator of which is the number of days the Participant was continuously providing services to the Company from January 1, 2010 through the date immediately prior to the Participant’s Separation from Service or death, and the denominator of which is 365 days. Prorated bonuses will be paid to the Participant, or in the event of Participant’s death, the Participant’s estate, on the sixty-fifth (65th) day following the date of Participant’s Separation from Service or death.

For purposes of the Plan, “Separation from Service” shall have the meaning provided in the Treasury Regulations under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and “Separates from Service” shall have a consistent meaning. Unless otherwise defined in an employment agreement between the Participant and the Company, for purposes of the Plan, “Cause” means (i) dishonesty of a material nature that relates to the performance of services for the Company by Participants; (ii) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services for the Company by Participant; (iii) the Participant’s willfully breaching or failing to perform his or her duties as an employee of the Company (other than any such failure resulting from the Participant having a disability (as defined herein)), within a reasonable period of time after a written demand for substantial performance is delivered to the Participant by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties; or (iv) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action or omission was in the reasonable best interests of the Company. For this purpose, “disability” means a condition or circumstance such that the Participant has become totally and permanently disabled as defined or described in the Company’s long term disability benefit plan applicable to executive officers as in effect at the time the Participant incurs a disability.

C.	Notwithstanding anything to the contrary in this Plan, no payments contemplated by this Plan will be paid during the six-month period following a Participant’s Separation from Service unless the Company determines, in its good faith judgment, that paying such amounts at the time indicated in paragraph B above would not cause the Participant to incur an additional tax under Code section 409A, in which case the bonus payment shall be paid in a lump sum on the first day following the end of the six-month period.

VI.	Forfeiture. Any Participant whose employment is terminated for Cause or who voluntarily Separates from Service prior to the date bonuses are paid shall forfeit any right to receive a bonus award.

VII.	Administrator. The Compensation Committee of the Board shall administer the Plan in accordance with its terms, and shall have full discretionary power and authority to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations, terms, and notices hereunder; and to make all other determinations necessary or advisable in its discretion for the administration of the Plan. Any actions of the Compensation Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan. The Compensation Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

VIII.	Amendment; Termination. The Board, in its sole discretion, without prior notice to Participants, may amend or terminate the Plan, or any part thereof, at any time and for any reason, to the extent such action will not cause adverse tax consequences to a participant under Code section 409A. Any amendment or termination must be in writing and shall be communicated to all Participants. No award may be granted during any period of suspension or after termination of the Plan.

IX.	Miscellaneous.

A.	No Rights as Employee. Nothing contained in this Plan or any documents relating to this Plan shall (a) confer on a Participant any right to continue in the employ of the Company; (b) constitute any contract or agreement of employment; or (c) interfere in any way with the Company’s right to terminate the Participant’s employment at any time, with or without Cause.

B.	Tax Withholding. To the extent required by applicable federal, state, local or foreign law, the Company shall withhold all applicable taxes (including, but not limited to, the Participant’s FICA and Social Security obligations) from any bonus payment.

C.	Transferability. A Participant may not sell, assign, transfer or encumber any of his or her rights under the Plan.

D.	Unsecured General Creditor. Participants (or their beneficiary) may seek to enforce any rights or claims for payment under the Plan solely as an unsecured general creditor of the Company.

E.	Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company and the Participant’s heirs, executors, administrators and legal representatives.

F.

Code Section 409A. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A and shall be interpreted to meet the requirements of Code section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.

G.	Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions.

H.	Integration. This document and each exhibit hereto represent the entire agreement and understanding between the Company and the Participants and supersede any and all prior agreements or understandings, whether oral or written, with the Company relating to the subject matter covered by this Plan.

I.	Severability. In case any provision of this Plan shall be held illegal or invalid, such illegality or invalidity shall be construed and enforced as if said illegal or invalid provision had never been inserted herein and shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if any such illegal or invalid provision were not a part hereof.

IN WITNESS WHEREOF, USA Mobility, Inc., by its duly authorized officer acting in accordance with a resolution duly adopted by the Board of Directors of USA Mobility, Inc., has executed this Plan on February 16, 2010, effective as of January 1, 2010.

USA MOBILITY, INC.

Vincent D. Kelly, President & CEO

Exhibit A

Performance Objectives

Operating Cash Flow (50%)
	Result (in thousands)		Performance	Payout
Over Perform		$51.607	120.0%	125.0%
		$49.457	115.0%	120.0%
		$47.307	110.0%	115.0%
		$45.156	105.0%	107.5%
Target		$43.006	100.0%	100.0%
Under Perform		$40.856	95.0%	92.5%
		$38.705	90.0%	85.0%
		$36.555	85.0%	80.0%
		$34.405	80.0%	75.0%
	<$	34.405	<80.0%	0.0%

Healthcare Revenue (20%)
	Result (in millions)		Performance	Payout
Over Perform		$117.197	110.0%	125.0%
		$111.870	105.0%	115.0%
		$109.207	102.5%	110.0%
		$107.608	101.0%	105.0%
Target		$106.543	100.0%	100.0%
Under Perform		$105.478	99.0%	95.0%
		$103.879	97.5%	90.0%
		$101.216	95.0%	85.0%
		$95.889	90.0%	75.0%
	<$	95.889	<90.0%	0.0%

Direct Units in Service (15%)
	Result (in thousands)	Performance	Payout
Over Perform	1,719	110.0%	130.0%
	1,641	105.0%	120.0%
	1,602	102.5%	110.0%
	1,579	101.0%	105.0%
Target	1,563	100.0%	100.0%
Under Perform	1,547	99.0%	95.0%
	1,524	97.5%	90.0%
	1,485	95.0%	80.0%
	1,407	90.0%	70.0%
	<1,407	<90.0%	0.0%

Average Revenue Per Unit (15%)
	Result (in dollars)		Performance	Payout
Over Perform		$9.66	110.0%	130.0%
		$9.22	105.0%	120.0%
		$9.00	102.5%	110.0%
		$8.87	101.0%	105.0%
Target		$8.78	100.0%	100.0%
Under Perform		$8.69	99.0%	95.0%
		$8.56	97.5%	90.0%
		$8.34	95.0%	80.0%
		$7.90	90.0%	70.0%
	<$	7.90	<90.0%	0.0%

Exhibit B

List of Participants (as of January 1, 2010)

Name	Title	Bonus Target as % of Base Salary
Executives
KELLY, VINCE	CEO*	100%
SCHILLING, TOM	COO & CFO	100%
SAINE, THOMAS	CIO	75%
BOSO, JIM	EVP, Sales & Marketing	75%
CULP, BONNIE	EVP, Human Resources	75%
SENIOR VICE PRESIDENTS
ASH, GARY	SVP, Sales	50%
ENDSLEY, SHAWN E.	Controller	50%
GRANDFIELD, PAUL	SVP, Finance	50%
POGUE, KEDRON	SVP, Customer Operations	50%
WOODS, SHARON	Treasurer	50%
FUNCTIONAL VP’S
DEWEY, RICH	VP, Engineering Services	40%
HENDERSON, MACK	VP, Perf Management	40%
MERTES, DOUG	VP, Human Resources	40%
BROSEY, DAN	VP, Marketing	40%
REGIONAL SALES DIRECTORS & SR. DIRECTOR
WAX, JONATHAN	Regional Director Sales, East	10%
STEIN, JAMES	Regional Director Sales, West	10%
CHANG, MYLE	Senior Director Financial Reporting	30%

*	The Chief Executive Officer participates in the Plan pursuant to his employment agreement, which provides that his target bonus is two-hundred (200) percent of base salary, and further provides that his bonus is payable fifty (50) percent in cash and fifty (50) percent in unrestricted stock. The cash portion of the Chief Executive Officer’s bonus shall be paid through this Plan. The stock portion shall be granted by the Company pursuant to and as governed by the USA Mobility, Inc. Equity Incentive Plan.